                                                           Exhibit 23(m)(viii)
                             AMENDED AND RESTATED

                               DISTRIBUTION AND

                          SERVICE PLAN AND AGREEMENT

                                     With

                    OppenheimerFunds Distributor, Inc.  And

                      Oppenheimer Variable Account Funds

                            For Service Shares Of

                       Oppenheimer Main Street Fund/VA

This Amended and Restated  Distribution  and Service Plan and  Agreement  (the
"Plan")  dated  the 28th day of  October,  2005,  by and  between  Oppenheimer
Variable  Account Funds (the "Trust") for the account of its Oppenheimer  Main
Street  Fund/VA  (the  "Fund") and  Oppenheimerfunds  Distributor,  Inc.  (the
"Distributor").

1.    The Plan.  This Plan is the  Fund's  written  distribution  and  service plan for its Service Shares described in the Fund's registration  statement as of the date this Plan takes  effect,  contemplated  by and to comply with Rule
2830 of the Conduct Rules of the National  Association of Securities  Dealers,
Inc.,  pursuant  to which the Fund will  compensate  the  Distributor  for its services in  connection  with the  distribution  of Shares,  and the  personal service  and  maintenance  of  shareholder  accounts  ("Accounts")  that  hold
Service  Shares  (the  "Shares")  of the  Fund.  The Fund may be  deemed to be acting as  distributor  of securities  of which it is the issuer,  pursuant to
Rule  12b-1  under  the  Investment  Company  Act of 1940  (the  "1940  Act"),
according to the terms of this Plan. The  Distributor is authorized  under the
Plan to pay  "Insurance  Company  Recipients,"  as  hereinafter  defined,  for rendering  services and for the  maintenance of Accounts and for  distributing
Service  Shares.  Such  Insurance  Company  Recipients  are  intended  to have certain rights as third-party beneficiaries under this Plan.

2.    Definitions.  As used in this Plan,  the following  terms shall have the following meanings:

      (a)   "Insurance  Company Recipient" shall mean any insurance company or affiliate  thereof or other  person or entity  which:  (i) has  rendered
      assistance   (whether   direct,   administrative,   or   both)   in  the
      distribution  of Shares and/or has rendered  services in connection with the personal  service and  maintenance  of Accounts;  (ii) shall furnish the  Distributor  (on behalf of the Fund) with such  information  as the
      Distributor  shall  reasonably  request to answer such  questions as may arise  concerning such service and/or the sale of Shares;  and (iii) has been selected by the  Distributor  to receive  payments  under the Plan.
      Notwithstanding  the  foregoing,  a  majority  of the  Trust's  Board of
      Trustees (the "Board") who are not  "interested  persons" (as defined in the 1940 Act) and who have no direct or indirect  financial  interest in the  operation of this Plan or in any  agreements  relating to this Plan
      (the  "Independent  Trustees") may remove any institution as a Insurance
      Company  Recipient,  whereupon  such  entity's  rights as a  third-party beneficiary hereof shall terminate.

      (b)   "Qualified  Holdings"  shall  mean,  as to any  Insurance  Company
      Recipient,  all  Shares  owned  beneficially  or of record  by: (i) such
      Insurance  Company  Recipient,  (ii)  such  clients  of  such  Insurance
      Company  Recipient  and/or  accounts as to which such Insurance  Company
      Recipient  provides  administrative  services  and/or is a fiduciary  or
      custodian   or   co-fiduciary   or   co-custodian   (collectively,   the
      "Customers"),  or (iii) separate  accounts  created or sponsored by such
      Insurance Company Recipient or its affiliate,  but in no event shall any such  Shares  be  deemed  owned  by  more  than  one  Insurance  Company
      Recipient  for  purposes  of this Plan.  In the event that two  entities would otherwise qualify as Insurance  Company  Recipients as to the same
      Shares,   the  Distributor   shall  determine  which  Insurance  Company
      Recipient  shall be deemed the  Insurance  Company  Recipient as to such
      Shares for purposes of this Plan.

3.    Payments.

      (a) Under the Plan,  the Fund  will make  payments  to the  Distributor, within  forty-five  (45) days of the end of each calendar  quarter or at such  other  interval  as deemed  appropriate,  in the  amount of .0625%
      (.25% on an annual basis) of the average during the calendar  quarter of the  aggregate  net asset value of the Shares,  computed as of the close of each business day (the "Service Fee"),  provided,  however,  that the
      Distributor may, in its sole discretion,  reduce that payment level from time to time. The  Distributor  will use such fee received from the Fund in its entirety for payments to  Insurance  Company  Recipients  and for its  other  expenditures  and  costs of the type  approved  by the Board incurred in  connection  with the personal  service and  maintenance  of
      Accounts  including,  but not limited to, the services  described in the following  two  paragraphs.  The  Distributor  may make Plan payments to any "affiliated  person" (as defined in the 1940 Act) of the Distributor if such affiliated person qualifies as a Insurance Company Recipient.

            The  services  to be  rendered by the  Distributor  and  Insurance
      Company  Recipients  in  connection  with the  personal  service and the maintenance  of Accounts may  include,  but shall not be limited to, the following:  answering  routine  inquiries  from  the  Insurance  Company
      Recipient's  Customers  concerning  the Fund,  providing  such Customers with  information  on  their  investment  in  Shares,  assisting  in the establishment  and  maintenance of accounts or sub-accounts in the Fund,
      making  the  Fund's   investment  plans  and  dividend  payment  options
      available,  and providing such other  information  and Customer  liaison services and the  maintenance of Accounts as the Distributor or the Fund may  reasonably  request.  It may be presumed that an Insurance  Company
      Recipient has provided  services  qualifying for compensation  under the
      Plan if it has  Qualified  Holdings  of Shares to entitle it to payments under the Plan.  In the event that either the  Distributor  or the Board should  have  reason  to  believe  that,  notwithstanding  the  level of
      Qualified Holdings,  an Insurance Company Recipient may not be rendering appropriate  services,  then  the  Distributor,  at the  request  of the
      Board,  shall  require  the  Insurance  Company  Recipient  to provide a written  report  or other  information  to verify  that  said  Insurance
      Company Recipient is providing  appropriate  services in this regard. If the Distributor  still is not satisfied,  it may take appropriate  steps to terminate the Insurance Company  Recipient's status as such under the
      Plan,  whereupon  such  entity's  rights  as a  third-party  beneficiary hereunder shall terminate.

      The distribution  assistance  services to be rendered by the Distributor in connection with the Shares may include,  but shall not be limited to, the following:  (i) paying sales  commissions to any insurance  company, broker,  dealer,  bank or  other  person  or  entity  that  directly  or indirectly  sells Shares;  (ii) paying  compensation  to and expenses of personnel  of the  Distributor  who  support  distribution  of Shares by
      Insurance  Company  Recipients;  (iii) obtaining  financing or providing such  financing from its own  resources,  or from an affiliate,  for the interest and other  borrowing  costs of the  Distributor's  unreimbursed
      expenses   incurred   in   rendering    distribution    assistance   and
      administrative  support  services  to the Fund;  and (iv)  paying  other direct  distribution  costs,  including without  limitation the costs of
      sales  literature,   advertising  and  prospectuses  (other  than  those
      prospectuses  furnished to current  direct and  indirect  holders of the
      Fund's shares ("Shareholders")).

      (b)   The  Distributor  shall make  payments  to any  Insurance  Company
      Recipient  quarterly or at such other interval as deemed  appropriate by the  Distributor,  within  forty-five  (45)  days  of the  end  of  each calendar  quarter or such other  period,  at a rate not to exceed .0625%
      (.25% on an annual basis) of the average  during each  calendar  quarter of the aggregate net asset value of the Shares  computed as of the close of each business day, of Qualified  Holdings  owned  beneficially  or of
      record  by  the  Insurance   Company  Recipient  or  by  its  Customers,
      provided,  however,  that the Distributor  may, in its sole  discretion, reduce that payment level from time to time.  However,  no such payments shall be made to any Insurance  Company Recipient for any such period in which its Qualified  Holdings do not equal or exceed, at the end of such period, the minimum amount ("Minimum  Qualified  Holdings"),  if any, to be set from time to time by a majority of the  Independent  Trustees.  A majority  of the  Independent  Trustees  may at any time or from time to time increase or decrease and  thereafter  adjust the rate of fees to be paid to the Distributor or to any Insurance Company  Recipient,  but not
      to exceed the rate set forth  above,  and/or  increase or  decrease  the
      number  of  shares   constituting   Minimum  Qualified   Holdings.   The
      Distributor  shall  notify  all  Insurance  Company  Recipients  of  the
      Minimum   Qualified   Holdings  and  the  rate  of  payments   hereunder
      applicable  to  Insurance  Company  Recipients,  and shall  provide each
      Insurance  Company Recipient with written notice within thirty (30) days after any change in these  provisions.  Inclusion of such  provisions or a change  in such  provisions  in a  revised  current  prospectus  shall constitute sufficient notice.

      (c)   Under  the  Plan,  payments  may  be  made  to  Insurance  Company
      Recipients:   (i)  by  OppenheimerFunds,   Inc.  ("OFI")  from  its  own
      resources  (which may include  profits  derived from the advisory fee it receives  from the Fund),  or (ii) by the  Distributor  (a subsidiary of
      OFI), from its own resources.

4.    Selection  and  Nomination  of  Trustees.  While this Plan is in effect, the selection or  replacement  of  Independent  Trustees and the nomination of those persons to be Trustees of the Trust who are not "interested  persons" of the Fund or the Trust shall be committed to the discretion of the  Independent
Trustees.   Nothing  herein  shall  prevent  the  Independent   Trustees  from
soliciting  the  views or the  involvement  of  others  in such  selection  or nomination  if the final  decision on any such  selection  and  nomination  is approved by a majority of the incumbent Independent Trustees.

5.    Reports.  While  this  Plan is in  effect,  the  Treasurer  of the Trust shall  provide at least  quarterly a written  report to the Trust's  Board for its review,  detailing  the amount of all payments  made under this Plan,  and the purposes for which the payments  were made.  The reports shall be provided quarterly,  and shall state  whether all  provisions of Section 3 of this Plan have been complied with.

6.    Related  Agreements.  Any  agreement  related  to this Plan  shall be in writing and shall  provide that:  (i) such  agreement may be terminated at any time,  without  payment  of  any  penalty,  by  vote  of  a  majority  of  the
Independent  Trustees or by a vote of the holders of a "majority"  (as defined in the 1940 Act) of the Fund's  outstanding  voting  securities of the Shares, on not  more  than  sixty  days  written  notice  to any  other  party  to the agreement;  (ii) such agreement shall automatically  terminate in the event of its  "assignment"  (as defined in the 1940 Act); (iii) it shall go into effect when  approved  by a vote of the Board and its  Independent  Trustees  cast in person at a meeting  called for the purpose of voting on such  agreement;  and
(iv) it shall,  unless terminated as herein provided,  continue in effect from year to year only so long as such  continuance  is  specifically  approved  at least annually by the Board and its  Independent  Trustees cast in person at a meeting called for the purpose of voting on such continuance.

7.    Effectiveness,  Continuation,  Termination and Amendment.  This Plan has
been  approved  by a vote of the  Independent  Trustees  cast in  person  at a meeting  called on October 28, 2005 for the purpose of voting on this Plan and replaces  the prior  Amended and  Restated  Distribution  and Service Plan and
Agreement for the Fund's  Service  Shares.  Unless  terminated as  hereinafter provided,  it  shall  continue  in  effect  until  renewed  by  the  Board  in accordance  with  Rule  12b-1  under  the  1940  Act  and  from  year  to year thereafter  or as the  Board  may  otherwise  determine,  only so long as such continuance  is  specifically  approved at least annually by the Board and its
Independent  Trustees  by a vote cast in person  at a meeting  called  for the purpose  of voting on such  continuance.  This Plan may be  terminated  at any time by vote of a majority of the  Independent  Trustees or by the vote of the holders  of  a  "majority"  (as  defined  in  the  1940  Act)  of  the  Fund's outstanding  voting  Service  shares.  In the event of such  termination,  the
Board and its  Independent  Trustees shall  determine  whether the Distributor shall be entitled to payment  from the Fund of all or a portion of the Service
Fee  in  respect  of  Shares  sold  prior  to  the  effective   date  of  such
termination.  This Plan may not be amended to increase  materially  the amount of payments to be made without  approval of the Service  Shareholders,  in the manner  described  above,  and all material  amendments  must be approved by a vote of the Board and of the Independent Trustees.

8.    Disclaimer  of  Shareholder  and  Trustee  Liability.   The  Distributor
understands  that the obligations of the Trust under this Plan are not binding upon any  Trustee or  shareholder  of the Fund  personally,  but bind only the
Fund and the Fund's  property.  The Distributor  represents that it has notice of the  provisions  of the  Declaration  of  Trust  of  the  Fund  disclaiming shareholder  and Trustee  liability for acts or  obligations  of the Trust and the Fund.

                        Oppenheimer Variable Account Funds
                        on behalf of Oppenheimer Main Street Fund/VA

                        By:   /s/ Kathleen T. Ives
                              Kathleen  T.  Ives,  Assistant Secretary

                        OppenheimerFunds Distributor, Inc.

                        By:   /s/ James H. Ruff
                              James H. Ruff, President